Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Athersys, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(2)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common stock, par value $0.001 per share	Other	15,357,692	(1)	$0.43	(3)	$6,596,128.71	0.00011020	$726.89
	Total Offering Amounts							$6,596,128.71		$726.89
	Total Fees Previously Paid									—
	Total Fee Offsets									—
	Net Fee Due									$726.89

(1)	Represents the maximum number of shares that may be issued upon conversion of the Convertible Note at the conversion price of $1.30 per share, without regard to the Beneficial Ownership Limitation.
(2)

Pursuant to Rule 416 under the Securities Act, this registration statement shall also cover any additional shares of the registrant’s securities that become issuable by reason of any share splits, share dividends or similar transactions.

(3)

Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and 457(g) of the Securities Act, based on the average of the high and low prices of the registrant's common stock as reported in the consolidated reporting system by the Nasdaq Capital Market on September 8, 2023.